MEMORANDUM OF UNDERSTANDING

SANTA FE GOLD CORPORATION

"SANTA FE"

COLUMBUS SILVER CORPORATION

"COLUMBUS"

THIS MEMORANDUM OF UNDERSTANDING (THIS "**MEMORANDUM**") SETS FORTH CERTAIN KEY TERMS OF A POSSIBLE TRANSACTION INVOLVING THE PARTIES IDENTIFIED BELOW. IT IS UNDERSTOOD THAT THIS MEMORANDUM CONSTITUTES A STATEMENT OF OUR PRESENT MUTUAL INTENTIONS WITH RESPECT TO THE PROPOSED TRANSACTIONS AND DOES NOT CONTAIN ALL MATTERS UPON WHICH AGREEMENT MUST BE REACHED IN ORDER FOR THE TRANSACTIONS TO BE COMPLETED.

SEPTEMBER 6, 2011

SUMMARY OF TERMS AND CONDITIONS

Transaction:

Santa Fe and Columbus are proposing for Santa Fe to acquire all of Columbus' outstanding common shares for a cash amount of Cdn$0.20 per outstanding share in a transaction currently valued at Cdn$9,977,285 (the "**Transaction**").

The Transaction will be carried out as a "**Business Combination**" pursuant to (i) an Arrangement Agreement, containing customary provisions for a transaction of this nature and (ii) a Court-approved arrangement under the Business Corporations Act (Province of British Columbia, Canada).

Consideration:

Pursuant to the terms of the Arrangement Agreement, Santa Fe will pay, to the Columbus common shareholders, at the time of closing of the Transaction an amount in cash equal to $0.20 per then outstanding Columbus common share. The following table illustrates the Columbus shares to be purchased and aggregate amount to be paid, provided it is accepted that the table below represents an estimation based on the current issued and outstanding shares of Columbus. Santa Fe further acknowledges that there may be further share issuances by Columbus prior to closing, including but not necessarily limited to such shares as may be issued under an obligation of Columbus to pay $100,000 in cash or shares as at October 28, 2011 under the Mogollon Option Agreement:

	NUMBER OF COLUMBUS COMMON SHARES	CASH CONSIDERATION TO BE PAID (CDN)
Current Issued & Outstanding	36,083,730	$7,216,746.00
Shares to be issued upon conversion of outstanding debt at $0.10 per share	13,802,694	$2,760,539
Total shares to be acquired	49,886,424	$9,977,285

Pursuant to the terms of the Arrangement Agreement Santa Fe will also pay to the holders of Columbus stock options and warrants an amount in cash equal to $0.20 per stock option or warrant, as applicable, less the exercise price of such stock option or warrant; provided that for stock options and warrants where such calculation would not result in any payment, Santa Fe will pay to the holders of such stock options and warrants such nominal amounts as shall be agreed to between Santa Fe and Columbus.

Conditions

The Transaction will expressly be conditioned upon (a) Santa Fe obtaining debt and/or

Precedent

equity financing in an amount sufficient to consummate the Transaction (the "**Transaction Financing**"), (b) Columbus obtaining the necessary shareholder approval to consummate the Transaction and (c) all necessary court and regulatory approvals are obtained including but not limited to that of the TSX Venture Exchange.

Furthermore, prior to November 30, 2011, Santa Fe shall deliver a commitment letter (the "**Commitment Letter**"), in a form satisfactory to Columbus acting reasonably, for the Transaction Financing. Columbus will not be obliged to mail its information circular for the shareholder meeting to obtain approval for the Transaction until such Commitment Letter is received. In this regard it is acknowledged that such Commitment Letter will evidence a firm commitment for such Transaction Financing subject only to Columbus securing shareholder and regulatory approval to the Transaction.

No Solicitation Covenant

The Arrangement Agreement shall provide that, except as otherwise permitted by the Arrangement Agreement, Columbus will not directly or indirectly, through any representative:

- solicit, facilitate, initiate or encourage any Acquisition Proposal[1];
- enter into or participate in any discussions or negotiations regarding an Acquisition Proposal, or furnish to any other person any information with respect to its businesses, properties, operations, prospects or conditions (financial or otherwise) in connection with an Acquisition Proposal or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt of any other person to do or seek to do any of the foregoing; or
- accept, recommend, approve or enter into an agreement to implement an Acquisition Proposal

Bridge Financing

Santa Fe to provide bridge financing to fund Columbus' mutually agreed upon working capital needs and leasehold payments in an amount estimated at either $513,716 to the end of December, 2011 or $543,716 to the end of January, 2012, as applicable, provided

1 The Arrangement Agreement shall define an "Acquisition Proposal" to mean with respect to any party, any inquiry or the making of any proposal to such party or its shareholders, from any person which constitutes, or may reasonably be expected to lead to (in either case whether in one transaction or a series of transactions): (i) an acquisition from such party or its shareholders, of any securities of such party or its subsidiaries; (ii) any acquisition of a substantial amount of assets of such party or its subsidiaries; (iii) an amalgamation, arrangement, merger, or consolidation involving such party or its subsidiaries; or (iv) any take-over bid, issuer bid, exchange offer, recapitalization, liquidation, dissolution, reorganization into a royalty trust or income fund or similar transaction involving such party or its subsidiaries or any other transaction, the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by the Arrangement Agreement or the Arrangement or which would or could reasonably be expected to materially reduce the benefits to the other party under the Arrangement Agreement or the Arrangement.

	that in circumstances where the Transaction is ongoing but not completed as at January 31, 2012 such bridge loan amounts shall be increased to address Columbus' working capital requirements until such time as the Transaction is either closed or terminated. The initial advance of $213,716 is to be advanced on execution of this term sheet and a further $300,000 is to be advanced on or before October 21, 2011. The terms of such bridge financing shall be set out in a separate agreement between Columbus and Santa Fe, provided that it is acknowledged that the terms of repayment shall be as follows: (i) if the Transaction does not close due to the failure of Columbus to obtain shareholder approval or any necessary regulatory approval required by Columbus (other than where the failure to obtain such regulatory approval is due to concerns relating to Santa Fe or to the terms of the Transaction) then the full amount of the bridge financing provided by Santa Fe contemplated hereunder shall become due and payable within 90 days thereafter: (ii) if Santa Fe fails to provide the Commitment Letter by November 30, 2011, Columbus may elect to terminate the Transaction in which case all advances in respect of the bridge financing contemplated herein, together with the earlier bridge loan made by Santa Fe to Columbus in January 2011, shall be non-refundable. (iii) if the Transaction does not close by March 31, 2012 other than due to the failure of Columbus to obtain shareholder and other required regulatory approval (other than where the failure to obtain such regulatory approval is due to concerns relating to Santa Fe or to the terms of the Transaction), all advances in respect of the bridge financing contemplated herein, together with the earlier bridge loan made by Santa Fe to Columbus in January 2011, shall be non-refundable.
Management agreements	Current management contracts will be amended to provide for cessation of the obligations of Columbus thereunder to be effective 45 days of the closing of the Transaction.
Exclusivity	The parties hereto agree that from the signing date hereof until 5:00 P.M. Eastern Standard Time on October 1, 2011, Columbus and its affiliates shall deal exclusively with Santa Fe in connection with an Acquisition Proposal (as defined in footnote 1 above).
Definitive	The parties agree to use commercially reasonable efforts to execute an Arrangement Agreement incorporating the terms hereof as soon as practicable and in any event prior to

Agreement	October 1, 2011, which Arrangement Agreement shall include provision that the parties shall use commercially reasonable efforts to close the Transaction on or before December 31, 2011 but that, in any event, such closing shall occur on or before March 31, 2012.
Costs	Santa Fe shall be responsible for all legal fees related to the Transaction, including those incurred by Columbus.

This term sheet will expire if not accepted by September 7, 2011.

In Witness whereof, the parties have executed this Memorandum of Understanding as of the date set forth below:

AGREED AND ACCEPTED:

SANTA FE GOLD CORPORATION

By: W. Pierce Carson

Name: **W. PIERCE CARSON**

Title: **PRESIDENT & CEO**

Date: **SEPTEMBER 6, 2011**

AGREED AND ACCEPTED:

COLUMBUS SILVER CORPORATION

By: Robert Giustra

Name: **ROBERT GIUSTRA**

Title: **PRESIDENT & CEO**

Date: **SEPTEMBER 7, 2011**